FOR RELEASE                                 CONTACT: Rodney Carter
April 15, 2003                                       Executive Vice President
3:05 p.m. Central Time                               Chief Financial Officer
                                                     (972) 258-4525



                         CEC ENTERTAINMENT, INC. REPORTS
                              FIRST QUARTER RESULTS


IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced earnings for the first quarter ended March 30, 2003.

Revenues for the first quarter of 2003 increased to $184.1 million from $172.8 million in the first quarter of 2002. Net income in the first quarter of 2003 increased to $27.4 million from $26.8 million in the same period of 2002. Earnings per share on a diluted basis in the first quarter of 2003 were $1.00 per share compared to $0.94 per share in the first quarter of 2002.

Rodney Carter, Chief Financial Officer said, "Revenue growth from new store development led to increased earnings and strong operating cash flow. Revenue increased 6.6% in the first quarter due to new store development. Comparable store sales decreased 2.9% primarily due to a difficult economic environment and severe weather during the first quarter of 2003. Strong cash flow of $60.5 million during the quarter enabled us to continue executing our capital plan, reduce outstanding debt by $31.0 million and repurchase $5.9 million of treasury shares. We believe the strength of our operations and the strong financial position of our Company provide us the strategic advantage and financial flexibility to execute our plan to drive long-term shareholder value."

Mr. Carter further added, "We are on track to achieve the diluted E.P.S. performance anticipated in current analyst earnings estimates of $2.60, which is consistent with prior guidance from $2.58 to $2.66 per diluted share. This reflects the weak economic environment and current cost trends. Diluted earnings per share during the second quarter of 2003 are expected to range from $0.53 to $0.55 per diluted share. Sales comparisons in the second quarter of 2003 will be negatively impacted by the timing of the Easter holiday and the strong comparable store sales gains of almost 4% last year."

Richard M. Frank, Chairman and Chief Executive Officer stated that, "The Company generated over $60 million in operating cash flow, funded approximately $19 million back into the business, and increased diluted E.P.S. by 6.4%, despite the difficult economic and consumer environments. New store development, store enhancements and the national rollout of our "More Fun" sales initiative are expected increase long-term earnings. We believe the Chuck E. Cheese brand is well positioned and our strategies will enable us to meet the challenge of the current economic environment and drive long-term shareholder value."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity, insurance and labor costs.

CEC Entertainment, Inc. operates a system of 438 Chuck E. Cheese's restaurants in 47 states, of which 388 are owned and operated by the Company.

                             CEC ENTERTAINMENT, INC.
                              RESULTS OF OPERATIONS

                       (Thousands, except per share date)

                                                      Quarter Ended
                                              3/30/03                3/31/02
                                            -----------            -----------
Revenues:
     Food and beverage                       $ 120,844              $ 114,841
     Games and merchandise                      62,408                 56,950
     Franchise fees and royalties                  865                    926
     Interest income                                 9                     76
                                             ---------              ---------
                                               184,126                172,793

Costs and expenses:
     Cost of sales                              77,428                 73,691
     Selling, general and
          administrative expenses               21,191                 19,836
     Depreciation and amortization              10,905                  9,153
     Interest expense                              283                    293
     Other operating expenses                   29,537                 25,966
                                             ---------              ---------
                                               139,344                128,939
                                             ---------              ---------

Income before income taxes                      44,782                 43,854

Income taxes                                    17,375                 17,058
                                             ---------              ---------
Net income                                   $  27,407              $  26,796
                                             =========              =========


Earnings per share:
     Basic                                   $    1.00              $     .96
     Diluted                                 $    1.00              $     .94

Weighted average shares outstanding:
     Basic                                      27,235                 27,862
     Diluted                                    27,438                 28,555



                                          CEC ENTERTAINMENT, INC.
                                        CONSOLIDATED BALANCE SHEETS
                                     (Thousands, except share amounts)

                                                                            March 30,        December 29,
                                                                              2003               2002
                                                                           -----------       ------------
                                                                           (unaudited)
  ASSETS

  Current assets:
     Cash and cash equivalents......................................        $  15,823         $  12,214
     Accounts receivable............................................            7,666            11,270
     Inventories....................................................            9,975            10,716
     Prepaid expenses...............................................            8,443             5,500
     Deferred tax asset.............................................            1,319             1,319
                                                                            ---------         ---------
       Total current assets.........................................           43,226            41,019
                                                                            ---------         ---------

  Property and equipment, net.......................................          501,133           493,533
                                                                            ---------         ---------

  Notes receivable from related parties ............................                              3,825
                                                                            ---------         ---------

  Other assets......................................................            2,273             1,326
                                                                            ---------         ---------
                                                                            $ 546,632         $ 539,703
                                                                            =========         =========

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Current liabilities:
     Current portion of long-term debt..............................        $     149         $     143
     Accounts payable and accrued liabilities.......................           53,938            43,002
                                                                            ---------         ---------
          Total current liabilities.................................           54,087            43,145
                                                                            ---------         ---------

  Long-term debt, less current portion..............................           31,310            62,349
                                                                            ---------         ---------

  Deferred rent.....................................................            4,259             4,086
                                                                            ---------         ---------

  Deferred tax liability............................................           42,638            38,156
                                                                            ---------         ---------

  Other liabilities.................................................            4,750             4,750
                                                                            ---------         ---------

  Commitments and contingencies

  Redeemable preferred stock, $60 par value,
     redeemable for $2,797 in 2005..................................            2,573             2,549
                                                                            ---------         ---------

  Shareholders' equity:
     Common stock, $.10 par value; authorized 100,000,000 shares;
      35,694,503 and 35,669,773 shares issued, respectively ........            3,569             3,567
     Capital in excess of par value.................................          202,598           201,936
     Retained earnings .............................................          335,599           308,277
     Accumulated other comprehensive loss ..........................              192               (91)
     Less treasury shares of 8,635,269 and 8,409,169,
       respectively, at cost........................................         (134,943)         (129,021)
                                                                            ----------        ---------
                                                                              407,015           384,668
                                                                            ---------         ---------
                                                                            $ 546,632         $ 539,703
                                                                            =========         =========


                             CEC ENTERTAINMENT, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION

                                   (Thousands)


                                                      Quarter Ended
                                                03/30/03         03/31/02
                                                --------         --------

Cost of sales:
      Food, beverage and related supplies       $ 21,970         $ 21,679
      Games and merchandise                        7,524            7,097
      Labor                                       47,934           44,915
                                                --------         --------
                                                $ 77,428         $ 73,691
                                                ========         ========


Number of Company-owned stores:
     Beginning of period                             384              350
     New                                               4                5
     Acquired from franchisees
     Closed
                                                --------         --------
     End of period                                   388              355
                                                ========         ========

Number of Franchised stores:
     Beginning of period                              50               52
     New
     Acquired from franchisees
     Closed
                                                --------         --------
     End of period                                    50               52
                                                ========         ========